EXHIBIT 99.1

August 19, 2026 - For immediate release
Contact:  Scott Shockey, CFO 740-446-2631

OVBC announces extension of Stock Buyback Program

GALLIPOLIS, Ohio—Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) announced the Board of Directors has authorized the extension date of its existing stock buyback program to August 31, 2027.

The program was originally approved by the board in 2021 and was set to expire August 31 of this year. With the extension, the share repurchase program will continue to authorize the repurchase of up to $5 million in shares of the Company’s outstanding common stock. As of August 18, 2026, the Company had repurchased approximately $2,967,000 in common stock.

Other than the extension of the program for an additional year, no changes were made to the stock buyback program. The program may be terminated or amended by the Board at any time prior to the expiration date.

About Ohio Valley Banc Corp.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. Ohio Valley Banc Corp. is based in Gallipolis, Ohio. The company owns The Ohio Valley Bank Company, with 19 offices in Ohio and West Virginia, and Loan Central, Inc., with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.